EXHIBIT 99.1

October 23, 2015

DTE Energy reports third quarter 2015 results

DETROIT -- DTE Energy (NYSE:DTE) today reported third quarter 2015 earnings of $265 million, or $1.47 per diluted share, compared with $156 million, or $0.88 per diluted share in 2014. Higher reported earnings in the third quarter were predominately due to a return to a more normal level of weather and storm activity at the electric utility.

Operating earnings for the third quarter 2015 were $252 million, or $1.40 per diluted share, compared with 2014 operating earnings of $181 million, or $1.02 per diluted share. Operating earnings exclude non-recurring items, certain mark-to-market adjustments and discontinued operations. Reconciliations of reported earnings to operating earnings are included at the end of this news release.

In reflecting on the third quarter, Gerry Anderson, DTE Energy’s chairman and CEO, commented, “I am really pleased with our third quarter financial results, but I am also really pleased with a number of other recent accomplishments by the company that are important to our state, as well as the communities and customers we serve.”

Anderson noted the following recent developments as examples:

•
DTE spearheaded solar initiatives in Ann Arbor Township, Romulus and Ypsilanti, Mich., during the third quarter. Combined, these initiatives will encompass the placement of approximately 9,500 solar panels. These investments help make DTE the state’s largest investor in solar and move DTE in the direction of a cleaner and more diversified energy portfolio.

•
DTE is pleased with the progress of moving forward the NEXUS pipeline which will support the security of Michigan’s energy future and provide access to a low-cost natural gas supply for our customers and the next generation of gas-fired power plants.

•
JD Power released its 2015 residential gas utilities customer satisfaction survey results which ranked DTE’s gas utility second overall in the Midwest Large Segment Region. This is the fifth consecutive year DTE Energy has ranked in the top quartile. The study surveyed utility customers on six factors including billing and payment, corporate citizenship, price, communications, customer service and field service.

•
DTE is on track to spend $900 million in 2015 in support of the Pure Michigan Business Connect Program which connects DTE to Michigan-based suppliers of goods and services. DTE’s Michigan spend helps create and sustain approximately 7,500 Michigan jobs.

•	DTE released its 2014-2015 Corporate Citizenship Report which describes DTE’s investments, environmental sustainability and the health of its communities.

DTE reiterates operating EPS guidance for 2015

DTE Energy recently raised its 2015 operating earnings per share guidance range to $4.65 to $4.91 from $4.48 to $4.72.

“This move was driven by continued strong performance within our non-utility businesses, which provided us with the platform to increase our guidance for 2015,” said Peter Oleksiak, DTE Energy senior vice president and chief financial officer.

This earnings announcement, as well as a package of slides including supplemental information, is available at www.dteenergy.com/investors.

DTE Energy plans to conduct a conference call with the investment community hosted by Oleksiak at 9 a.m. EDT today, to discuss third quarter 2015 earnings results. Investors, the news media and the public may listen to a live internet broadcast of the call at www.dteenergy.com/investors. The telephone dial-in numbers are U.S. and Canada toll free: (888) 516-2377 or International toll: (719) 457-2715. The passcode is 963665. The internet broadcast will be archived on the company’s website. An audio replay of the call will be available from noon today to noon Friday, Nov. 6. To access the replay, dial U.S. and Canada toll free (888) 203-1112 or International toll (719) 457-0820 and enter passcode 963665.

DTE Energy is a Detroit-based diversified energy company involved in the development and management of energy-related businesses and services nationwide. Its operating units include an electric utility serving 2.1 million customers in Southeastern Michigan and a natural gas utility serving 1.2 million customers in Michigan. The DTE Energy portfolio includes non-utility energy businesses focused on power and industrial projects, natural gas pipelines, gathering and storage, and energy marketing and trading. As one of Michigan's leading corporate citizens, DTE Energy is a force for growth and prosperity in the 450 Michigan communities it serves in a variety of ways, including philanthropy, volunteerism and economic progress. Information about DTE Energy is available at dteenergy.com, twitter.com/dte_energy and facebook.com/dteenergy.

Use of Operating Earnings Information - DTE Energy management believes that operating earnings provide a more meaningful representation of the company’s earnings from ongoing operations and uses operating earnings as the primary performance measurement for external communications with analysts and investors. Internally, DTE Energy uses operating earnings to measure performance against budget and to report to the Board of Directors.

In this release, DTE Energy discusses 2015 operating earnings guidance. It is likely that certain items that impact the company's 2015 reported results will be excluded from operating results. Reconciliations to the comparable 2015 reported earnings guidance are not provided because it is not possible to provide a reliable forecast of specific line items. These items may fluctuate significantly from period to period and may have a significant impact on reported earnings.

The information contained herein is as of the date of this release. DTE Energy expressly disclaims any current intention to update any forward-looking statements contained in this release as a result of new information or future events or developments. Words such as “anticipate,” “believe,” “expect,” “projected,” “aspiration” and “goals” signify forward-looking statements. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various assumptions, risks and uncertainties. This release contains forward-looking statements about DTE Energy’s financial results and estimates of future prospects, and actual results may differ materially.

Many factors may impact forward-looking statements including, but not limited to, the following: impact of regulation by the EPA, FERC, MPSC, NRC, and CFTC as well as other applicable governmental proceedings and regulations, including any associated impact on rate structures; the amount and timing of cost recovery allowed as a result of regulatory proceedings, related appeals or new legislation, including legislative amendments and retail access programs; economic conditions and population changes in our geographic area resulting in changes in demand, customer conservation and increased thefts of electricity and, for DTE Energy, natural gas; environmental issues, laws, regulations, and the increased costs of remediation and compliance, including actual and potential new federal and state requirements; health, safety, financial, environmental and regulatory risks associated with ownership and operation of nuclear facilities; changes in the cost and availability of coal and other raw materials, purchased power and natural gas; the potential for losses on investments, including nuclear decommissioning and benefit plan assets and the related increases in future expense and contributions; volatility in the short-term natural gas storage markets impacting third-party storage revenues related to DTE Energy; volatility in commodity markets, deviations in weather and related risks impacting the results of DTE Energy’s energy trading operations; access to capital markets and the results of other financing efforts which can be affected by credit agency ratings; instability in capital markets which could impact availability of short and long-term financing; the timing and extent of changes in interest rates; the level of borrowings; the potential for increased costs or delays in completion of significant construction projects; changes in and application of federal, state and local tax laws and their interpretations, including the Internal Revenue Code, regulations, rulings, court proceedings and audits; the effects of weather and other natural phenomena on operations and sales to customers, and purchases from suppliers; unplanned outages; the cost of protecting assets against, or damage due to, terrorism or cyber attacks; employee relations and the impact of collective bargaining agreements; the risk of a major safety incident at an electric distribution or generation facility and, for DTE Energy, a gas storage, transmission or generation facility; the availability, cost, coverage and terms of insurance and stability of insurance providers; cost reduction efforts and the maximization of plant and distribution system performance; the effects of competition; changes in and application of accounting standards and financial reporting regulations; changes in federal or state laws and their interpretation with respect to regulation, energy policy and other business issues; contract disputes, binding arbitration, litigation and related appeals; and the risks discussed in our public filings with the Securities and Exchange Commission. New factors emerge from time to time. We cannot predict what factors may arise or how such factors may cause our results to differ materially from those contained in any forward-looking statement. Any forward-looking statements speak only as of the date on which such statements are made. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. This release should also be read in conjunction with the “Forward-Looking Statements” sections in each of DTE Energy’s and DTE Electric’s 2014 Form 10-K and 2015 Forms 10-Q (which sections are incorporated herein by reference), and in conjunction with other SEC reports filed by DTE Energy and DTE Electric.

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For further information, members of the media may call:
Stephanie Beres or Scott Simons, DTE Energy,    (313) 235-5555

Analysts, for further information call:
Anastasia Minor                    (313) 235-8466
Joyce Leslie                        (313) 235-3209

DTE Energy Company
Consolidated Statements of Operations (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
	(In millions, except per share amounts)
Operating Revenues	$2,598	$2,595	$7,850	$9,223

Operating Expenses
Fuel, purchased power, and gas	1,053	1,119	3,393	4,550
Operation and maintenance	817	860	2,436	2,512
Depreciation and amortization	196	293	625	855
Taxes other than income	91	86	282	268
Asset (gains) losses and impairments, net	1	(2)	9	(10)
	2,158	2,356	6,745	8,175
Operating Income	440	239	1,105	1,048

Other (Income) and Deductions
Interest expense	116	107	341	323
Interest income	(4)	(2)	(10)	(7)
Other income	(55)	(55)	(155)	(136)
Other expenses	17	11	36	29
	74	61	212	209
Income Before Income Taxes	366	178	893	839

Income Tax Expense	102	21	250	229

Net Income	264	157	643	610

Less: Net Income (Loss) Attributable to Noncontrolling Interests	(1)	1	(4)	4

Net Income Attributable to DTE Energy Company	$265	$156	$647	$606

Basic Earnings per Common Share
Net Income Attributable to DTE Energy Company	$1.47	$0.88	$3.61	$3.42

Diluted Earnings per Common Share
Net Income Attributable to DTE Energy Company	$1.47	$0.88	$3.61	$3.42

Weighted Average Common Shares Outstanding
Basic	179	177	179	177
Diluted	180	177	179	177
Dividends Declared per Common Share	$0.73	$0.69	$2.11	$2.00

DTE Energy Company
Segment Net Income (Unaudited)

	Three Months Ended September 30,
	2015				2014
(in Millions)	Reported Earnings	Adjustments		Operating Earnings	Reported Earnings	Adjustments		Operating Earnings

DTE Electric	$214	$—		$214	$135	$—		$135

DTE Gas	(11)	—		(11)	(16)	—		(16)

Non-utility Operations
Gas Storage and Pipelines	27	—		27	20	—		20

Power and Industrial Projects	32	—		32	38	—		38

Energy Trading	12	(13)	A	(1)	(22)	25	A	3

Total Non-utility operations	71	(13)		58	36	25		61

Corporate and Other	(9)	—		(9)	1	—		1

Net Income Attributable to DTE Energy Company	$265	$(13)		$252	$156	$25		$181

Adjustments key
A) Certain mark to market adjustments

DTE Energy Company
Segment Diluted Earnings Per Share (Unaudited)

	Three Months Ended September 30,
	2015				2014
	Reported Earnings	Adjustments		Operating Earnings	Reported Earnings	Adjustments		Operating Earnings

DTE Electric	$1.19	$—		$1.19	$0.76	$—		$0.76

DTE Gas	(0.06)	—		(0.06)	(0.09)	—		(0.09)

Non-utility Operations
Gas Storage and Pipelines	0.15	—		0.15	0.11	—		0.11

Power and Industrial Projects	0.17	—		0.17	0.21	—		0.21

Energy Trading	0.07	(0.07)	A	—	(0.12)	0.14	A	0.02

Total Non-utility operations	0.39	(0.07)		0.32	0.20	0.14		0.34

Corporate and Other	(0.05)	—		(0.05)	0.01	—		0.01

Net Income Attributable to DTE Energy Company	$1.47	$(0.07)		$1.40	$0.88	$0.14		$1.02

Adjustments key
A) Certain mark to market adjustments

DTE Energy Company
Segment Net Income (Unaudited)

	Nine Months Ended September 30,
	2015				2014
(in Millions)	Reported Earnings	Adjustments		Operating Earnings	Reported Earnings	Adjustments		Operating Earnings

DTE Electric	$449	$12	A	$461	$400	$—		$400

DTE Gas	93	—		93	109	—		109

Non-utility Operations
Gas Storage and Pipelines	79	—		79	59	—		59

Power and Industrial Projects	73	10	B	83	66	—		66

Energy Trading	—	24	C	14	6	(5)	C	1
		(10)	D
Total Non-utility operations	152	24		176	131	(5)		126

Corporate and Other	(47)	—		(47)	(34)	8	E	(26)

Net Income Attributable to DTE Energy Company	$647	$36		$683	$606	$3		$609

Adjustments key
A) 2011/2012 PSCR disallowance
B) Contract termination
C) Certain mark to market adjustments
D) Natural gas pipeline refund
E) New York state tax law change

DTE Energy Company
Segment Diluted Earnings Per Share (Unaudited)

	Nine Months Ended September 30,
	2015				2014
	Reported Earnings	Adjustments		Operating Earnings	Reported Earnings	Adjustments		Operating Earnings

DTE Electric	$2.51	$0.07	A	$2.58	$2.26	$—		$2.26

DTE Gas	0.52	—		0.52	0.62	—		0.62

Non-utility Operations
Gas Storage and Pipelines	0.44	—		0.44	0.33	—		0.33

Power and Industrial Projects	0.40	0.05	B	0.45	0.37	—		0.37

Energy Trading	—	0.14	C	0.08	0.03	(0.02)	C	0.01
		(0.06)	D
Total Non-utility operations	0.84	0.13		0.97	0.73	(0.02)		0.71

Corporate and Other	$(0.26)	—		(0.26)	(0.19)	0.04	E	(0.15)

Net Income Attributable to DTE Energy Company	$3.61	$0.20		$3.81	$3.42	$0.02		$3.44

Adjustments key
A) 2011/2012 PSCR disallowance
B) Contract termination
C) Certain mark to market adjustments
D) Natural gas pipeline refund
E) New York state tax law change